UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2022

SURFACE ONCOLOGY, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38459	46-5543980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Hampshire Street, 8th Floor
Cambridge, MA	02139
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (617) 714-4096

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, $0.0001	SURF	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2022, the board of directors (the “Board”) of Surface Oncology, Inc. (the “Company”) appointed Carsten Brunn, Ph.D. as a member of the Company’s Board and as a member of the Compensation Committee of the Board, effective as of June 28, 2022. Dr. Brunn will serve as a Class II director, to serve until the Company’s annual meeting of stockholders in 2023 and until his successor is duly elected and qualified, or until his earlier resignation or removal.

Dr. Brunn has over 25 years of industry experience and since December 2018 has served as the President, Chief Executive Officer and member of the board of directors of Selecta Biosciences, Inc. (“Selecta”). Prior to joining Selecta, Dr. Brunn was the President of Pharmaceuticals for the Americas Region and a member of the Global Pharmaceutical Executive Committee at Bayer AG, a pharmaceutical company, since January 2017. Previously to that, he served as President of Bayer Pharmaceuticals in Japan, a role he held since March 2013. He also served as the Chairman of the European Federation of Pharmaceutical Industries and Associations (EFPIA) Japan, an organization representing pharmaceutical companies in Japan. Dr. Brunn has held a number of senior leadership positions at Eli Lilly, Novartis, Basilea and Bausch and Lomb in Europe, Asia and the United States. He currently serves on the board of directors of the Biotechnology Innovation Organization (BIO). Dr. Brunn holds a Ph.D. in Chemistry from the University of Hamburg and a Master of Science in Pharmaceutical Sciences from the University of Freiburg. He also studied at the University of Washington under a research scholarship and completed his executive education at London Business School. The Board believes Dr. Brunn’s extensive experience as a senior executive of life sciences companies and knowledge of the pharmaceutical and biotechnology industries qualifies him to serve as a director of the Company.

Dr. Brunn will be compensated for his service as a non-employee director and will receive an initial option award to purchase 48,000 shares of the Company’s common stock pursuant to the Company’s 2018 Stock Option and Incentive Plan. As a non-employee director, Dr. Brunn is also entitled to receive an annual cash retainer of $40,000 as a member of the Board and an additional annual cash retainer of $5,000 as a member of the Compensation Committee of the Board.

The Company will enter into an indemnification agreement with Dr. Brunn in connection with his appointment to the Board, which is in substantially the same form as that entered into with the other directors of the Company. There are no other arrangements or understandings between Dr. Brunn and any other persons pursuant to which he was selected as a director, and Dr. Brunn has no family relationships with any of the executive officers or directors of the Company. Additionally, Dr. Brunn has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with the appointment of Dr. Brunn to the Company’s Board, the Company issued a press release on June 29, 2022, a copy of which is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release issued by Surface Oncology, Inc. on June 29, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Surface Oncology, Inc.

Date: June 29, 2022	By:	/s/ Jessica Fees
Jessica Fees
Chief Financial Officer